Exhibit 99.1

GTSI Reports Third Quarter Results

Strong bookings and margin expansion highlight quarter

CHANTILLY, VA. — October 28, 2005 — GTSI® Corp. (Nasdaq: GTSI), a leading government technology solutions aggregator, today announced financial results for the quarter ended September 30, 2005, and monthly sales (see attached tables).

For the third quarter 2005, GTSI reported sales of $287.6 million, a 13.0% decline over the same period a year ago, and net income of $4.2 million or $0.44 per diluted share.  Selling, general, and administrative expenses were $32.5 million.  Gross margin dollars were down $11.7 million to $35 million in the third quarter of 2005 versus the third quarter of 2004.  Gross margin percentage for the third quarter of 2005 was 12.2%.

In 2004, GTSI reversed certain aged accrued liabilities of $10.1 million, decreasing cost of sales and increasing gross margin.  For comparative purposes, after adjusting for the third quarter 2004 accrued liability reversal, net income would have been $4.3 million or $0.47 per diluted share.  Without the accrued liability reversal, gross margin for the third quarter 2004 would have been $36.6 million, with a gross margin percentage of 11.1%.  See attached non-GAAP measures reconciliation.

“The strong finish to the third quarter clearly indicates that our government customer continues to rely on GTSI to deliver high quality solutions,” said Dendy Young, Chairman and Chief Executive Officer of GTSI.  “The difficulties associated with the ERP implementation in the second quarter, compounded by the tremendous amount of resources focused on the ERP development since the later part of 2004, impacted our ability to book and ship, resulting in weak revenue performance in July and August.  The fast and furious end of the quarter, however, lasted right up to the final minutes of the federal government’s fiscal year closing on September 30th, a day in which we booked $59 million, exceeding what was booked in four separate whole months this year.”

Highlights for the quarter included:

•      Operating gross margin increased year-over-year from 11.1% (as adjusted for comparative purposes) to 12.2%.

•      Sales for September 2005 were $163.9 million, representing a 4.9% increase of average daily sales from September 2004 sales of $156.2 million.

•      Month-end total backlog for September was $296.3 million or a 15.3% increase versus $257.0 million for the same period last year.

•      Net bookings for September 2005 totaled $261.8 million as compared to $220.4 million for September 2004, an 18.8% increase.

“Our strategic goals continue to be to drive revenue, increase margin, and improve productivity,” said Mr. Young.  “Our employees have demonstrated that, despite the immense difficulties associated with our ERP implementation, they have the customer and partner relationships to prevail in a highly competitive marketplace.”

Federal Government Spending

On September 30th, Congress passed a continuing resolution (CR) extending current FY05 spending for federal agencies through November 18th.  To date, only 3 of the 13 departments and agency budgets have passed both the House and the Senate and have been approved by the President.  The stopgap funding measure, the ninth since 1996, acknowledged that Congress would not finish its spending bill before the October 1st start of the new fiscal year.  If the Congress fails to pass the remaining budgets by November 18th, a new CR must be passed or an Omnibus Reconciliation Bill would be developed to combine all remaining budgets into one piece of legislation.

“CR’s are problematic for our customers as they work to solve significant IT problems,” said Mr. Young, “The need for continued investment in IT solutions is clear, especially in the areas of security, storage, and wireless solutions.  Our hope is that Congress will fund each department and agency appropriately and we actively encourage them to support the Administration’s efforts to increase IT funding at more than 7% over the most recent fiscal year.”

Financial Update

Tom Mutryn, GTSI’s Chief Financial Officer and Senior Vice President said, “GTSI continues to have a very strong balance sheet with no debt as of September 30, 2005 and stockholders’ equity of $82.6 million ($8.98 per share(1)).  While year over year selling, general, and administrative expenses for the third quarter grew 6.9%, primarily the result of investments made in building our teams, we have recently taken action to reduce our workforce by approximately 10%.  The financial impact of this realignment will be fully realized in the first quarter of 2006.”

(1)   Shareholders’ equity of $82.6 million divided by common stock shares outstanding of 9,199,832 at September 30, 2005 equals $8.98 per share.

“In addition, our leasing business has become an important offering to our customers as they leverage their capacity to fund necessary IT infrastructure,” added Mr. Mutryn.  “The investments we made during the past three years to develop this key element of our go to market strategy are providing significant benefit to GTSI.”

As a company that generates more than 90% of its sales from the federal government end-users, it is important to note that GTSI generally achieves nearly two-thirds of its sales during the second half of the year due to the federal government’s fiscal year-end of September 30th.   The company anticipates a net loss for the year.

Selected Quarterly Highlights

•      GTSI partnered with Raytheon on a contract worth up to  $300 million with the National Weather Service providing managed fulfillment services and management and technology products

•      GTSI won two $25 million contracts with Department of Agriculture to provide mobile and wireless solutions

•      GTSI joined AT&T Government Solutions’ Networx team in pursuit of a 10-year networking and IT contract vehicle with a potential value of $20 billion

Share Buyback Program

During the quarter, GTSI continued with its share buyback program.  The Company repurchased 213,300 shares during the quarter ended September 30, 2005 at an average cost of $7.77 per share.  “The Company and the board continue to view the share buyback as a positive for shareholders and currently plan to be active in the share buyback program and facilitate the purchase of blocks of stock,” said Mr. Mutryn.

If and when the company repurchases shares, it will do so on the open market, through block trades or otherwise.  The amount of share repurchases, and the timing of purchases, will be based upon capital requirements, general business conditions, and other factors.  The Company may hold the repurchased shares in treasury for general corporate purchases, including issuances under GTSI’s employee stock purchase plan.

Conference Call

An investor conference call to discuss third quarter results is scheduled for 10:00 a.m. Eastern Time October 28, 2005.  Interested parties are invited to participate by calling [800-353-6469] or [334-323-9855], pass code is [GTSI].  In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir).  Webcast will be available for replay through October 28, 2006.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay will be available following the conclusion of the call until 6:00 pm Eastern Time, November 4, 2005.  To access the replay, please dial [877-919-4059] or [334-323-7226], pass code [37499254].

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions aggregator, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s unique Technology Practices consisting of certified experts, deliver solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs, and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results, and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other risk factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries.  All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Area Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

### ### ###

GTSI Corp.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Change from 2004
	2005	2004	Actual	Percentage
Sales	$287,635	$330,645	$(43,010)	-13.0%
Cost of sales	252,594	283,922	(31,328)	-11.0%
Gross margin	35,041	46,723	(11,682)	-25.0%

Selling, general and administrative expenses	32,497	30,404	2,093	6.9%
Income (loss) from operations	2,544	16,319	(13,775)	-84.4%

Interest income, net	4,289	958	3,331	347.7%
Income (loss) before income taxes	6,833	17,277	(10,444)	-60.5%

Income tax provision (benefit)	2,606	6,823	(4,217)	-61.8%
Net income (loss)	$4,227	$10,454	$(6,227)	-59.6%

Basic net income (loss) per share	$0.46	$1.21	$(0.75)	-62.0%
Diluted net income (loss) per share	$0.44	$1.13	$(0.69)	-61.1%

Weighted average shares outstanding:
Basic	9,262	8,646	616	7.1%
Diluted	9,522	9,255	267	2.9%

GTSI Corp.

Non-GAAP Measure Reconciliation (Unaudited)

(in thousands, except per share data)

Three Months Ended September 30, 2004
Sales	$330,645

Cost of sales	283,922
Exclusion of aged accrued liabilities extinguished	10,120
Cost of sales, excluding extinguishment	294,042

Gross margin, excluding extinguishment	36,603

Selling, general and administrative expenses	30,404
Income from operations, excluding extinguishment	6,199

Interest income, net	958
Income before income taxes, excluding extinguishment	7,157

Income tax provision, excluding extinguishment	2,827
Net income (loss), excluding extinguishment	$4,330

Diluted weighted average shares outstanding	9,255
Diluted net income (loss) per share, excluding extinguishment	$0.47

Percentage of sales
Gross margin	14.1%
Exclusion of aged accrued liabilities extinguished*	3.0%
Gross margin, excluding extinguishment	11.1%

*$10.1 million extinguishment divided by $330.1 million of sales

GTSI Corp.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Nine Months Ended September 30,		Change from 2004
	2005	2004	Actual	Percentage
Sales	$605,319	$748,257	$(142,938)	-19.1%
Cost of sales	535,594	661,915	(126,321)	-19.1%
Gross margin	69,725	86,342	(16,617)	-19.2%

Selling, general and administrative expenses	90,190	76,723	13,467	17.6%
(Loss) income from operations	(20,465)	9,619	(30,084)	-312.8%

Interest income, net	5,382	2,809	2,573	91.6%
(Loss) income before income taxes	(15,083)	12,428	(27,511)	-221.4%

Income tax (benefit) provision	(5,355)	4,909	(10,264)	-209.1%
Net (loss) income	$(9,728)	$7,519	$(17,247)	-229.4%

Basic net (loss) earnings per share	$(1.06)	$0.88	$(1.94)	-220.5%
Diluted net (loss) earnings per share	$(1.06)	$0.80	$(1.86)	-232.5%

Weighted average shares outstanding:
Basic	9,172	8,592	580	6.8%
Diluted	9,172	9,355	(183)	-2.0%

GTSI Corp.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2005	December 31, 2004	Change from December 31, 2004	% Change from December 31, 2004
ASSETS
Current assets:
Cash	$45	$397	$(352)	-88.7%
Accounts receivable, net	229,477	210,606	18,871	9.0%
Merchandise inventories	80,307	59,184	21,123	35.7%
Other current assets	16,949	9,616	7,333	76.3%
Total current assets	326,778	279,803	46,975	16.8%
Property and equipment, net	15,191	15,183	8	0.1%
Other assets	1,567	1,400	167	11.9%

TOTAL ASSETS	$343,536	$296,386	$47,150	15.9%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to banks	$—	$1,179	$(1,179)	-100.0%
Accounts payable	228,442	173,218	55,224	31.9%
Accrued liabilities	14,291	14,734	(443)	-3.0%
Deferred revenue	13,995	9,216	4,779	51.9%
Accrued warranties	1,011	2,429	(1,418)	-58.4%
Total current liabilities	257,739	200,776	56,963	28.4%
Other liabilities	3,163	3,473	(310)	-8.9%
Total liabilities	260,902	204,249	56,653	27.7%
Stockholders’ equity	82,634	92,137	(9,503)	-10.3%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$343,536	$296,386	$47,150	15.9%

GTSI Corp.

	Business Days in Month (1)	Sales ($ in Millions)	Year-over-Year Change Average Daily Sales	Month-End Total Backlog ($ in Millions)	Year-over-Year Change Backlog	Monthly Bookings ($ in Millions)	Year-over-Year Change Average Daily Bookings
September 2003	21	132.2	4.9%	228.3	12.1%	228.9	13.3%
October 2003	23	113.0	8.1%	192.9	19.7%	77.6	25.0%
November 2003	18	93.2	4.7%	144.0	35.1%	44.3	18.7%
December 2003	22	106.3	24.2%	102.8	12.6%	65.1	-6.4%
January 2004	21	58.4	14.4%	89.6	-3.1%	45.2	-13.4%
February 2004	19	52.3	-6.3%	83.1	-2.4%	45.8	-5.4%
March 2004	23	67.9	-10.9%	98.0	35.7%	82.8	33.3%
April 2004	22	73.8	52.8%	123.0	37.0%	98.8	49.9%
May 2004	20	72.2	19.5%	132.9	53.1%	82.1	43.0%
June 2004	22	93.0	9.6%	155.0	46.0%	115.1	9.4%
July 2004	21	89.5	24.2%	173.0	48.5%	107.5	31.3%
August 2004	22	84.9	23.9%	192.8	46.5%	104.7	24.2%
September 2004	21	156.2	18.2%	257.0	12.6%	220.4	-3.7%
October 2004	21	107.7	4.4%	207.8	7.7%	58.5	-17.4%
November 2004	20	93.2	-10.0%	152.7	6.0%	38.1	-22.6%
December 2004	21	127.0	25.2%	86.8	-15.6%	61.1	-1.7%
January 2005	21	54.8	-6.2%	83.1	-7.3%	51.1	13.1%
February 2005	19	43.0	-17.8%	95.5	14.9%	55.4	21.0%
March 2005	23	59.2	-12.8%	107.3	9.5%	71.0	-14.3%
April 2005	21	33.9	-51.9%	123.9	0.7%	50.5	-46.5%
May 2005	22	40.8	-48.6%	136.0	2.3%	52.9	-41.4%
June 2005	22	86.3	-7.2%	129.1	-16.7%	79.4	-31.0%
July 2005	20	45.5	-46.6%	156.1	-9.8%	72.5	-29.2%
August 2005	23	78.1	-12.0%	198.4	2.9%	120.4	10.0%
September 2005	21	163.9	4.9%	296.3	15.3%	261.8	18.8%

(1) All percentage calculations are based on data per business day calculations